Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Melissa Selcher
Cisco	Cisco
1 (408) 853-9848	1 (408) 424-1335
rojenkin@cisco.com	mselcher@cisco.com

CISCO REPORTS SECOND QUARTER EARNINGS

•	Q2 Net Sales: $12.1 billion (increase of 5% year over year)

•	Q2 Earnings per Share: $0.59 GAAP (includes tax benefits of $0.17); $0.51 non-GAAP (includes a tax benefit of $0.01)

SAN JOSE, Calif. — February 13, 2013 — Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its second quarter results for the period ended January 26, 2013. Cisco reported second quarter net sales of $12.1 billion, net income on a generally accepted accounting principles (GAAP) basis of $3.1 billion or $0.59 per share, and non-GAAP net income of $2.7 billion or $0.51 per share.

GAAP net income and GAAP earnings per share for the second quarter of fiscal 2013 included total tax benefits of approximately $926 million or $0.17 per share, related to a tax settlement with the Internal Revenue Service and related to the reinstatement of the U.S. federal research and development (R&D) tax credit on January 2, 2013. Non-GAAP net income and non-GAAP earnings per share for the second quarter of fiscal 2013 included a tax benefit of approximately $60 million or $0.01 per share as a result of the reinstatement of the U.S. federal R&D tax credit on January 2, 2013.

“Cisco delivered record earnings per share this quarter and record revenue for the 8th quarter in a row in a challenging economic environment. We continue to drive the innovation, quality and leadership our customers expect, and we remain focused on consistent returns to our shareholders,” said John Chambers, Cisco chairman and chief executive officer.

“In terms of the future, we are making solid progress towards our goal of becoming the #1 IT company in the world. As new markets grow and are created, such as the Internet of Everything, it’s very easy to see how the intelligent network is at the center of that future. Our customers already understand that Cisco has the architectures, solutions and services to best help them deliver the business results they need and we are honored to work with them and serve them each and every day.”

GAAP Results

	Q2 2013		Q2 2012		Vs. Q2 2012
Net Sales	$12.1	billion	$11.5	billion	5.0%
Net Income	$3.1	billion	$2.2	billion	44.0%
Earnings per Share	$0.59		$0.40		47.5%

Non-GAAP Results

	Q2 2013		Q2 2012		Vs. Q2 2012
Net Income	$2.7	billion	$2.6	billion	6.2%
Earnings per Share	$0.51		$0.47		8.5%

Net sales for the first six months of fiscal 2013 were $24.0 billion, compared with $22.8 billion for the first six months of fiscal 2012. Net income for the first six months of fiscal 2013, on a GAAP basis, was $5.2 billion or $0.98 per share, compared with $4.0 billion or $0.73 per share for the first six months of fiscal 2012. Non-GAAP net income for the first six months of fiscal 2013 was $5.3 billion or $0.99 per share, compared with $4.9 billion or $0.90 per share for the first six months of fiscal 2012.

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

Cisco will discuss second quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Cash and Cash Equivalents and Investments

•

Cash flows from operations were $3.3 billion for the second quarter of fiscal 2013, compared with $2.5 billion for the first quarter of fiscal 2013, and compared with $3.1 billion for the second quarter of fiscal 2012.

•

Cash and cash equivalents and investments were $46.4 billion at the end of the second quarter of fiscal 2013, compared with $45.0 billion at the end of the first quarter of fiscal 2013, and compared with $48.7 billion at the end of fiscal 2012.

Dividends and Stock Repurchase Program

During the second quarter of fiscal 2013:

•	The combination of cash used for dividends and common stock repurchases under the stock repurchase program totaled approximately $1.2 billion.

•	Cisco paid a cash dividend of $0.14 per common share, or $743 million.

•

Cisco repurchased approximately 25 million shares of common stock under the stock repurchase program at an average price of $20.15 per share for an aggregate purchase price of $500 million. As of January 26, 2013, Cisco had repurchased and retired 3.8 billion shares of Cisco common stock at an average price of $20.34 per share for an aggregate purchase price of approximately $76.9 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $5.1 billion with no termination date.

“We delivered another solid quarter achieving profitable growth which contributes to increasing shareholder value over the long term,” stated Frank Calderoni, Cisco executive vice president and chief financial officer. “We are executing consistently, and we remain confident with our financial strategy while capitalizing on strategic investment opportunities to help drive our continued leadership in the industry.”

Select Global Business Highlights

•

Cisco announced and completed the acquisition of privately held Cloupia, Inc., a software company that automates converged data center infrastructure, allowing enterprises and service providers to simplify the deployment and configuration of physical and virtual resources from a single management console.

•

Cisco announced and completed the acquisition of privately held Meraki, Inc., a leader in cloud networking offering midmarket customers easy-to-deploy, on-premise networking solutions that can be centrally managed from the cloud.

•

Cisco announced and completed the acquisition of privately held Cariden Technologies, Inc., a supplier of network planning, design and traffic management solutions for telecommunications service providers.

•	Cisco announced and completed the acquisition of BroadHop, Inc., a provider of next-generation policy control and service management technology for carrier networks worldwide.

•	Cisco announced the investment of $6 million in the venture capital fund Monashees Capital, a leading Brazilian VC focused on Internet companies and online education.

•	Belkin announced its intent to acquire Cisco’s Linksys product line.

•	Cisco unveiled its new “Internet of Everything” global integrated marketing campaign, with a message that connecting people, process, data and things will make the network more valuable than ever.

Cisco Innovation

•

Cisco unveiled Videoscape Unity™, its new and expanded Videoscape™ video services delivery platform, empowering service providers and media companies to deliver new intuitive and synchronized multiscreen video experiences.

•	Cisco announced new solutions under the Cisco Unified Access™ umbrella that simplify network design by converging wired and wireless networks.

•	Cisco introduced Cisco StadiumVision® Mobile, a solution that delivers live video to mobile devices to create an entirely new fan experience in sports and entertainment venues.

•

Cisco introduced its advanced Wi-Fi location data analytics platform to help businesses enhance customer experiences and create new monetization opportunities to meet the needs of the growing number of connected consumers.

•

Cisco announced two new connected health offerings, Connected Health solutions and HealthPresence® 2.5, designed to meet the increasing need in healthcare for software and services that help enable efficient, convenient, high-quality patient care, and more collaboration across the healthcare continuum.

Select Customer Announcements

•

Cisco announced that Turkiye Is Bankasi (Isbank), the largest bank of Turkey, deployed a Cisco® Borderless Networks and Collaboration infrastructure to enhance business agility, speed product and service development, and better serve its customers.

•

ME Bank in Australia selected a Cisco and NetApp FlexPod® for VMware solution to help transform its information technology and operational excellence functions and to accelerate the speed with which it can introduce new business applications and services to customers.

•

SingTel announced that it is the first service provider in the Asia-Pacific region to globally deploy Multiprotocol Label Switching-Transport Profile (MPLS-TP) technology for its ConnectPlus E-Line service, providing its multinational corporation customers with scalable high-speed connections worldwide.

•	Xerox selected Cisco Unified Computing System™ to deliver its cloud-based global managed print services.

•

Cisco announced that Eastlink, a leading telecommunications service provider in Canada, is using Cisco Videoscape™ to power its new mobile video platform, Eastlink To Go, designed to deliver new consumer experiences anytime, anywhere.

•

Cisco announced that Telefonica Global Solutions, part of the Telefonica Group, a leading global provider of telecommunication services for fixed and mobile carriers, ISPs and content providers, selected Cisco for its enhanced Internet Protocol Next-Generation Network.

Editor’s Note:

•

Q2 FY2013 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, February 13, 2013 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, February 13, 2013 to 4:30 p.m. Pacific Time, February 20, 2013 at 1-866-484-6427 (United States) or 1-203-369-1601 (international). The replay also will be available via webcast from February 13, 2013 through April 19, 2013 on the Cisco Investor Relations website at http://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, February 13, 2013. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding innovation, value to shareholders, the goal of becoming the #1 IT company, the future of the intelligent network, Cisco’s ability to help customers deliver business results, strategic investment opportunities and industry leadership) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, including our foundational priorities, and in certain geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Forms 10-Q and 10-K filed on November 20, 2012 and September 12, 2012, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Forms 10-Q and 10-K as each may be amended from time to time. Cisco’s results of operations for the three and six months ended January 26, 2013 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP effective tax rates, non-GAAP net income per share data and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP effective tax rates, and non-GAAP net income per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, impact to cost of sales from purchase accounting adjustments to inventory, other acquisition-related/divestiture costs, significant asset impairments and restructurings, the income tax effects of the foregoing, and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future, there may be other items, such as significant gains or losses from contingencies that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2013 Cisco and/or its affiliates. All rights reserved. Cisco, the Cisco logo, Cisco Unified Access, Cisco Unified Computing System, Cisco StadiumVison, Cisco Videoscape, Cisco Videoscape Unity, HealthPresence, and Videoscape are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. To view a list of Cisco trademarks, go to: www.cisco.com/go/trademarks. Third party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012
NET SALES:
Product	$9,437	$9,118	$18,734	$18,070
Service	2,661	2,409	5,240	4,713

Total net sales	12,098	11,527	23,974	22,783

COST OF SALES:
Product	3,857	3,650	7,605	7,213
Service	898	812	1,787	1,615

Total cost of sales	4,755	4,462	9,392	8,828

GROSS MARGIN	7,343	7,065	14,582	13,955
OPERATING EXPENSES:
Research and development	1,452	1,339	2,883	2,714
Sales and marketing	2,387	2,395	4,803	4,847
General and administrative	584	497	1,144	1,049
Amortization of purchased intangible assets	118	97	240	196
Restructuring and other charges	13	3	72	205

Total operating expenses	4,554	4,331	9,142	9,011

OPERATING INCOME	2,789	2,734	5,440	4,944
Interest income	160	158	321	322
Interest expense	(147)	(150)	(295)	(298)
Other income (loss), net	(22)	7	(55)	26

Interest and other income (loss), net	(9)	15	(29)	50

INCOME BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	2,780	2,749	5,411	4,994
Provision for (benefit from) income taxes	(363)	567	176	1,035

NET INCOME	$3,143	$2,182	$5,235	$3,959

Net income per share:
Basic	$0.59	$0.41	$0.99	$0.74

Diluted	$0.59	$0.40	$0.98	$0.73

Shares used in per-share calculation:
Basic	5,318	5,368	5,310	5,381

Diluted	5,357	5,401	5,344	5,404

Cash dividends declared per common share	$0.14	$0.06	$0.28	$0.12

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Six Months Ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012
GAAP net income	$3,143	$2,182	$5,235	$3,959
Adjustments to cost of sales:
Share-based compensation expense	47	54	92	104
Amortization of acquisition-related intangible assets	136	90	270	177
Impact to cost of sales from purchase accounting adjustments to inventory	16	—	40	—
Significant asset impairments and restructurings	—	(16)	—	(21)

Total adjustments to GAAP cost of sales	199	128	402	260

Adjustments to operating expenses:
Share-based compensation expense	255	302	519	593
Amortization of acquisition-related intangible assets	118	97	240	196
Other acquisition-related/divestiture costs	39	7	54	15
Significant asset impairments and restructurings	13	3	72	205

Total adjustments to GAAP operating expenses	425	409	885	1,009

Total adjustments to GAAP income before provision for income taxes	624	537	1,287	1,269

Income tax effect of non-GAAP adjustments	(179)	(156)	(365)	(343)
Significant tax matters (1) (2)	(866)	—	(866)	—

Total adjustments to GAAP provision for income taxes	(1,045)	(156)	(1,231)	(343)

Non-GAAP net income	$2,722	$2,563	$5,291	$4,885

Diluted net income per share:
GAAP	$0.59	$0.40	$0.98	$0.73

Non-GAAP	$0.51	$0.47	$0.99	$0.90

(1)

In the second quarter of fiscal 2013, the American Taxpayer Relief Act of 2012 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2012. GAAP net income for the second quarter and first six months of fiscal 2013 included a $132 million tax benefit as a result. Non-GAAP net income for the second quarter and first six months of fiscal 2013 excluded the $72 million tax benefit related to fiscal 2012 R&D expenses.

(2)

In the second quarter of fiscal 2013, the Internal Revenue Service and Cisco settled all outstanding items related to Cisco’s federal income tax returns for the fiscal years ended July 27, 2002 through July 28, 2007. As a result of the settlement, Cisco recorded a net tax benefit of $794 million, which included related interest.

RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE TAX RATE

	Three Months Ended		Six Months Ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012
GAAP effective tax rate	(13.1)%	20.6%	3.3%	20.7%
Tax effect of non-GAAP adjustments to net income	33.1%	1.4%	17.7%	1.3%

Non-GAAP effective tax rate	20.0%	22.0%	21.0%	22.0%

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 26, 2013	July 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$6,847	$9,799
Investments	39,529	38,917
Accounts receivable, net of allowance for doubtful accounts of $218 at January 26, 2013 and $207 at July 28, 2012	4,462	4,369
Inventories	1,574	1,663
Financing receivables, net	3,894	3,661
Deferred tax assets	2,297	2,294
Other current assets	2,122	1,230

Total current assets	60,725	61,933
Property and equipment, net	3,403	3,402
Financing receivables, net	3,837	3,585
Goodwill	21,361	16,998
Purchased intangible assets, net	3,542	1,959
Other assets	3,510	3,882

TOTAL ASSETS	$96,378	$91,759

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$37	$31
Accounts payable	890	859
Income taxes payable	87	276
Accrued compensation	2,921	2,928
Deferred revenue	9,108	8,852
Other current liabilities	4,907	4,785

Total current liabilities	17,950	17,731
Long-term debt	16,254	16,297
Income taxes payable	1,340	1,844
Deferred revenue	4,213	4,028
Other long-term liabilities	1,096	558

Total liabilities	40,853	40,458
Total equity	55,525	51,301

TOTAL LIABILITIES AND EQUITY	$96,378	$91,759

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 26, 2013	January 28, 2012
Cash flows from operating activities:
Net income	$5,235	$3,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	1,223	1,185
Share-based compensation expense	608	695
Provision for receivables	12	43
Deferred income taxes	148	29
Excess tax benefits from share-based compensation	(32)	(32)
Net losses (gains) on investments	14	(11)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	100	761
Inventories	194	(194)
Financing receivables	(403)	(551)
Other assets	(63)	(505)
Accounts payable	(17)	(78)
Income taxes, net	(1,444)	146
Accrued compensation	(161)	(508)
Deferred revenue	407	304
Other liabilities	(7)	191

Net cash provided by operating activities	5,814	5,434

Cash flows from investing activities:
Purchases of investments	(14,234)	(17,810)
Proceeds from sales of investments	4,991	12,291
Proceeds from maturities of investments	8,652	4,039
Acquisition of property and equipment	(552)	(549)
Acquisition of businesses, net of cash and cash equivalents acquired	(6,035)	(109)
Purchases of investments in privately held companies	(116)	(231)
Return of investments in privately held companies	68	124
Other	30	160

Net cash used in investing activities	(7,196)	(2,085)

Cash flows from financing activities:
Issuances of common stock	652	653
Repurchases of common stock—repurchase program	(645)	(2,210)
Shares repurchased for tax withholdings on vesting of restricted stock units	(212)	(145)
Short-term borrowings, maturities less than 90 days, net	4	17
Excess tax benefits from share-based compensation	32	32
Dividends paid	(1,487)	(644)
Other	86	(153)

Net cash used in financing activities	(1,570)	(2,450)

Net (decrease) increase in cash and cash equivalents	(2,952)	899
Cash and cash equivalents, beginning of period	9,799	7,662

Cash and cash equivalents, end of period	$6,847	$8,561

Cash paid for:
Interest	$341	$340
Income taxes	$1,472	$860

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	January 26, 2013	July 28, 2012
Cash and Cash Equivalents and Investments:
Cash and cash equivalents	$6,847	$9,799
Fixed income securities	37,421	37,297
Publicly traded equity securities	2,108	1,620

Total	$46,376	$48,716

Inventories:
Raw materials	$113	$127
Work in process	24	35
Finished goods:
Distributor inventory and deferred cost of sales	648	630
Manufactured finished goods	498	597

Total finished goods	1,146	1,227
Service-related spares	248	213
Demonstration systems	43	61

Total	$1,574	$1,663

Property and equipment, net:
Land, buildings, and building and leasehold improvements	$4,491	$4,363
Computer equipment and related software	1,455	1,469
Production, engineering, and other equipment	5,642	5,364
Operating lease assets	304	300
Furniture and fixtures	493	487

	12,385	11,983
Less accumulated depreciation and amortization	(8,982)	(8,581)

Total	$3,403	$3,402

Other assets:
Deferred tax assets	$1,807	$2,270
Investments in privately held companies	869	858
Other	834	754

Total	$3,510	$3,882

Deferred revenue:
Service	$9,055	$9,173
Product:
Unrecognized revenue on product shipments and other deferred revenue	3,309	2,975
Cash receipts related to unrecognized revenue from two-tier distributors	957	732

Total product deferred revenue	4,266	3,707

Total	$13,321	$12,880

Reported as:
Current	$9,108	$8,852
Noncurrent	4,213	4,028

Total	$13,321	$12,880

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Six Months Ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012
Cost of sales—product	$11	$14	$21	$27
Cost of sales—service	36	40	71	77

Share-based compensation expense in cost of sales	47	54	92	104

Research and development	72	99	156	200
Sales and marketing	135	149	265	291
General and administrative	48	54	98	102
Restructuring and other charges	—	(2)	(3)	(2)

Share-based compensation expense in operating expenses	255	300	516	591

Total share-based compensation expense	$302	$354	$608	$695

Income tax benefit for share-based compensation	$(80)	$(93)	$(159)	$(183)

ACCOUNTS RECEIVABLE AND DSO

(In millions, except DSO)

	January 26, 2013	October 27, 2012	January 28, 2012
Accounts receivable, net	$4,462	$3,942	$3,876
Days sales outstanding in accounts receivable (DSO)	34	30	31

INVENTORY TURNS AND RECONCILIATION OF GAAP TO NON-GAAP

COST OF SALES USED IN INVENTORY TURNS

(In millions, except annualized inventory turns)

	Three Months Ended
	January 26, 2013	October 27, 2012	January 28, 2012
Annualized inventory turns—GAAP	11.6	11.0	11.1
Cost of sales adjustments	(0.5)	(0.5)	(0.3)

Annualized inventory turns—non-GAAP	11.1	10.5	10.8
GAAP cost of sales	$4,755	$4,637	$4,462
Cost of sales adjustments:
Share-based compensation expense	(47)	(45)	(54)
Amortization of acquisition-related intangible assets	(136)	(134)	(90)
Impact to cost of sales from purchase accounting adjustments to inventory	(16)	(24)	—
Significant asset impairments and restructurings	—	—	16

Non-GAAP cost of sales	$4,556	$4,434	$4,334

REPURCHASE OF COMMON STOCK AND DIVIDENDS PAID

(In millions)

	Three Months Ended
	January 26, 2013	October 27, 2012	July 28, 2012	April 28, 2012	January 28, 2012
Repurchase of common stock under the stock repurchase program	$500	$253	$1,800	$550	$466
Dividends paid	743	744	425	432	322

Total	$1,243	$997	$2,225	$982	$788